                                                                     EXHIBIT 5.1


                      LETTERHEAD OF HOGAN & HARTSON L.L.P.







                                August 10, 1998



Board of Trustees
Equity Office Properties Trust
Suite 2200
Two North Riverside Plaza
Chicago, Illinois  60606

Ladies and Gentlemen:

     We are acting as counsel to Equity Office Properties Trust, a Maryland real estate investment trust (the "Company"), in connection with its registration statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission relating to (i) proposed resales of up to 6,000,000 of the Company's Series B Convertible, Cumulative Preferred Shares of Beneficial Interest, $.01 par value per share, $50.00 liquidation preference per share ("Series B Preferred Shares"), issued in a private placement in February 1998, all of which Series B Preferred Shares are to be sold by or on behalf of certain shareholders of the Company and (ii) 8,403,360 of the Company's common shares of beneficial interest, $.01 par value per share ("Common Shares"), which are issuable by the Company upon conversion of the Series B Preferred Shares. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. Section 229.601(b)(5), in connection with the Registration Statement.

     For purposes of this opinion letter, we have examined copies of the following documents:

     1.   An executed copy of the Registration Statement.

     2. The Articles of Amendment and Restatement of Declaration of Trust of the Company, as certified by the Secretary of State of the State of Maryland on August 3, 1998 and by the Assistant Secretary of the Company on the date hereof as then being complete, accurate and in effect.

     3. The Amended and Restated Bylaws of the Company, as amended, as certified by the Assistant Secretary of the Company on the date hereof as then being complete, accurate and in effect.

     4. Purchase Agreement, dated February 13, 1998, between the Company and Lehman Brothers Inc.

Board of Trustees
Equity Office Properties Trust
August 10, 1998
Page 2





     5. Resolutions of the Board of Trustees of the Company adopted on February 12, 1998 and Action of the Pricing Committee of the Board of Trustees of the Company adopted on February 13, 1998, as certified by the Assistant Secretary of the Company on the date hereof as then being complete, accurate and in effect, relating to the issuance and sale of the Series B Preferred Shares and arrangements in connection therewith.

     In our examination of the aforesaid certificates, documents and agreements, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). We also have assumed the authenticity, accuracy and completeness of the foregoing certifications (of public officials and corporate officers) and statements of fact, on which we are relying, and have made no independent investigations thereof. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

     This opinion letter is based as to matters of law solely on Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland and Maryland contract law. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations.

     Based upon, subject to and limited by the foregoing, we are of the opinion that (i) assuming the receipt by the Company of the consideration specified in the resolutions of the Board of Trustees of the Company and the Pricing Committee of the Board of Trustees of the Company referred to in paragraph 5 above, the Series B Preferred Shares are validly issued, fully paid and nonassessable under the laws of the State of Maryland; and (ii) the Common Shares issuable upon conversion of the Series B Preferred Shares have been duly and validly authorized and reserved for issuance upon such conversion by the Company and such Common Shares, when issued upon conversion of the Series B Preferred Shares as contemplated thereby, will be validly issued, fully paid and nonassessable under the laws of the State of Maryland.

     We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter. This opinion letter has been prepared solely for your use in connection with the filing of the Registration Statement on the date of this opinion letter and should not be quoted in whole or in part or otherwise be referred to, nor filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm.

Board of Trustees
Equity Office Properties Trust
August 10, 1998
Page 3





     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.





                                           Very truly yours,

                                           /s/ HOGAN & HARTSON L.L.P.
                                           -------------------------------
                                           Hogan & Hartson L.L.P.